Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Amber Wallace

Senior Vice President, Marketing

(330) 702-8427 (office)

(330) 720-6441 (mobile)

Farmers National Banc Corp. Agrees to Acquire National Associates Inc.

(Cleveland, OH) (June 3, 2013) – Farmers National Banc Corp. (NASDAQ: FMNB), headquartered in Canfield, Ohio has entered into a definitive agreement providing for the acquisition of retirement planning consultancy National Associates, Inc. (NAI) of Rocky River, Ohio. The transaction is expected to close in the second quarter of 2013. NAI will retain its corporate name, full staff and current location at 20325 Center Ridge Road, Rocky River, OH.

“We have plans for a smooth transition, followed by a multi-year growth plan of fee revenues that will complement the synergies of our Wealth Management division”, says Farmers’ President and CEO, John S. Gulas.

NAI was founded in 1946 by the father of the current president, Gerrit C. Kuechle. The company is a leading independent consultant to retirement plans and offers actuarial, plan design, compliance and administrative services. As a third party administrator, NAI provides services to 401(k), Defined Benefit, Profit Sharing, Flexible Spending, 403(b), ESOP and other plans.

NAI has 17 employees – including Mr. Kuechle, who will stay with the company for a two-year period, and has assets under administration of approximately $500 million. NAI maintains active oversight of over 200 retirement planning accounts. The majority of NAI’s business comes from northeast Ohio, and the typical NAI customer stays with the company many years; 13 years on average.

“By partnering with Farmers, NAI is able to offer continued stability while introducing additional value-added services to our clientele,” says Gerrit C. Kuechle. “As a successful firm, a relationship with a strong, sustainable financial institution was very important to us.”

In acquiring NAI, Farmers National Banc Corp. assumes a professional staff that is the envy of the industry. The company’s management and key staff have worked together for 20 years. Approximately 65% of the firm’s professional staff is accredited and have memberships in professional societies.

Sandler O’Neill & Partners, L.P. served as financial advisor, and Vorys, Sater, Seymour and Pease LLP served as legal advisor, to Farmers National Banc Corp.

About Farmers National Banc Corp.

Farmers National Banc Corp. is a diversified financial services company headquartered in Canfield, Ohio, with more than $1 billion in Banking assets and $1 billion in Trust assets. Farmers National Banc Corp.’s wholly-owned subsidiaries are comprised of The Farmers National Bank of Canfield, a full-service national bank engaged in commercial and retail banking with 19 retail offices in Mahoning, Trumbull, Columbiana and Stark Counties in Ohio, and Farmers Trust Company, which operates two trust offices and offers services in the same geographic markets. Farmers National Insurance, LLC, a wholly-owned subsidiary of The Farmers National Bank of Canfield, offers a variety of insurance products.

Founded in 1887, the bank has been community-minded and committed to the Valley for 125 years. Throughout the recent financial crisis, Farmers has shown great strength by continuing rock-solid business and lending practices that help the individuals and businesses in our communities thrive and survive.

Additional information about Farmers National Banc Corp. can be found at www.farmersbankgroup.com.

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